Tenaris

JPMorgan Chase Bank N.A.

Four New York Plaza, 18th Floor

New York, New York  10004

Attention:  ADR Administration

Fax: (212) 623-0079

January 23, 2007

By this letter, and pursuant to Section 13 of the Deposit Agreement dated as of November 11, 2002, amended pursuant to Amendment No. 1 dated as of April 26, 2006 (the "Deposit Agreement") among Tenaris S.A. (the "Company"), JPMorgan Chase Bank, N.A., as Depositary (“JPMorgan Chase”), and the holders from time to time of American Depositary Receipts issued thereunder (the "ADRs"), the Company hereby removes JPMorgan Chase as Depositary under the Deposit Agreement and hereby appoints The Bank of New York ("BNY") as successor Depositary thereunder, effective on the date of effectiveness of the Registration Statement on Form F-6 required to be filed with the U.S. Securities and Exchange Commission in connection with the replacement of Depositary under the Deposit Agreement (the “Succession Date”).  Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Deposit Agreement.  By execution of this letter by BNY in the space provided below, BNY accepts its appointment as successor Depositary under the Deposit Agreement, effective on the Succession Date, and agrees to be bound by the terms of this letter and to perform its obligations set forth herein.

In connection with this appointment and in accordance with Section 13 of the Deposit Agreement and in confirmation of the provisions of the foregoing paragraph, the Company directs JPMorgan Chase to transfer BNY all of JPMorgan Chase’s rights and powers under the Deposit Agreement, to duly assign, transfer, and deliver all right, title, and interest in the Deposited Securities to BNY, and to deliver to BNY a list of the Holders of all outstanding ADRs on the books for the registration of transfer thereof maintained by JPMorgan Chase effective on the Succession Date.  By execution of this letter by JPMorgan Chase in the space provided below, JPMorgan Chase effects such assignment and transfer and agrees to effect such deliveries.

By this letter and pursuant to Section 10 of the Deposit Agreement, the Company and BNY remove JPMorgan Chase as registrar for the registry of ADRs or ADSs evidenced thereby on any stock exchanges or securities markets in the United States, effective on the Succession Date and BNY hereby agrees to act as substitute registrar effective on the Succession Date.

By separate letter, BNY will provide you with the first requests for information in order to ensure a smooth transition for our ADR Holders.  Effective on the Succession Date, JPMorgan Chase’s Custodian, acting as agent for JPMorgan Chase as the original Depositary, shall cease to act as Custodian and a Custodian or Custodians appointed by BNY shall become the substitute Custodian.  BNY will be contact you and your current Custodian regarding delivery of the Deposited Securities and any relevant records to the substitute Custodian.

BNY will promptly mail notice of its appointment and of the appointment of the substitute Custodian to the registered Holders of ADRs in the manner provided in Section 9 of the Deposit Agreement, and accordingly will be in further touch with you for these purposes.

BNY will bear your reasonable out-of-pocket expenses in connection with the transition.  We understand that you will not, and by JPMorgan Chase’s execution of this letter, JPMorgan Chase confirms that it will not, charge the Company or any Holder any fees or any additional expense or other charges associated with this replacement of Depositary.

Please execute both of the enclosed copies of this letter in the space provided below and return them to me.

We look forward to your cooperation in this matter.

Yours sincerely,

Tenaris S.A. By: /s/ Guillermo Vogel Name: Guillermo Vogel Title: Vice-President Finance
By: /s/ Cecilia Bilesio Name: Cecilia Bilesio Title: Secretary of the Board
The Bank of New York By: /s/ Nuno Da Silva Name: Nuno Da Silva Title: Vice President
Acknowledged and accepted by: JPMorgan Chase Bank, N.A. By:_____________________________ Name: Title: